UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2010

Marshall Edwards, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50484 (Commission File Number)	51-0407811 (I.R.S. Employer Identification No.)
140 Wicks Road, North Ryde, NSW, 2113 Australia
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (011) 61 2 8877 6196
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The disclosures set forth under Item 5.02 below are hereby incorporated by reference in to this Item 1.01.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 23, 2010, Marshall Edwards, Inc. (the “Company”) appointed Daniel P. Gold as President and Chief Executive Officer of the Company.
     Since October 2009, Dr. Gold, age 55, has been Managing Partner of Theragence, Inc., a service provider that focuses on optimizing biopharmaceutical product development, which he co-founded. From July 2008 to May 2009, Dr. Gold was President and Chief Executive Officer of Prospect Therapeutics, a clinical stage, oncology focused, biotechnology company. From January 2000 to May 2009, Dr. Gold was Chief Scientific Officer of Favrille, Inc., a biopharmaceutical company that focused on the development and commercialization of immunotherapies for the treatment of cancer and other diseases of the immune system, which he founded. Dr. Gold was a member of the Executive Council of the Sabin Cancer Vaccine Consortium from 2004 to 2006 and a member of the board of directors of the San Diego chapter of the Leukemia and Lymphoma Society from 1998 to 2003. Dr. Gold received a Bachelors degree in biology from University of California Los Angeles and received a Doctorate degree from Tufts University in Pathology/Immunology.
     In connection with Dr. Gold’s appointment as President and Chief Executive Officer, the Company has entered into an Employment Letter Agreement, dated April 23, 2010 with Dr. Gold (the “Employment Letter”). Dr. Gold’s Employment Letter provides for an annual base salary of $400,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors of the Company. Dr. Gold will also have the opportunity to earn annual cash bonus in an amount up to a maximum of 40% of the base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors.
     Pursuant to the terms of Dr. Gold’s Employment Letter, Dr. Gold is also entitled receive options to purchase 220,390 shares of the Company’s common stock in two separate tranches. The first tranche of options to purchase 110,195 shares of common stock of the Company was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price per share equal to the closing price of the Company’s common stock on April 23, 2010. The second tranche of options to purchase 110,195 shares of common stock of the Company will be granted to Dr. Gold no later than thirty (30) days following the public release of the Company’s Ovature study results. Of Dr. Gold’s options, 25% will vest one year from the effective date of the Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of the Company, as defined in the Employment Letter, Dr. Gold’s options will become fully vested.
     Dr. Gold may terminate his employment at any time and for any reason, upon providing three (3) months advance notice to the Company. Dr. Gold may terminate his employment with Good Reason (as defined in the Employment Letter) by providing the Company with notice within sixty (60) days of the event giving rise to the Good Reason (and the Company does not cure the Good Reason event within thirty (30) days after receiving notice). The Company has the right to terminate Dr. Gold’s Employment Letter with or without Cause (as defined in the Employment Letter) at any time. If Dr. Gold’s employment is terminated by the Company without Cause or by Dr. Gold for Good Reason, Dr. Gold will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Gold will be vested in the same number of options as if he had continued to be employed by the Company for an additional twelve (12) months. The Employment Letter contains confidentiality provisions.
     There is no arrangement or understanding between Dr. Gold and any other persons pursuant to which he was selected as President and Chief Executive Officer. Dr. Gold does not have any family relationships with any director, executive officer or person nominated by the Company to become a director or executive officer. There are no relationships between Dr. Gold and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.
     The foregoing summary description of Dr. Gold’s Employment Letter is qualified in its entirety by reference to text of the Employment Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
     On April 26, 2010, the Company issued a press release announcing the appointment of Dr. Gold as President and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     None of the information furnished in Item 7.01 and the accompanying Exhibit 99.1 will be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will it be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Letter, dated April 23, 2010, between Marshall Edwards, Inc. and Daniel Gold.
10.2	Non-Qualified Stock Option Grant Agreement, dated April 23, 2010, between Marshall Edwards, Inc. and Daniel Gold
99.1	Press Release dated April 26, 2010

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSHALL EDWARDS, INC.
	By:	David R. Seaton
David R. Seaton
Dated: April 26, 2010		Acting Chief Executive Officer and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
10.1	Employment Letter, dated April 23, 2010, between Marshall Edwards, Inc. and Daniel Gold.
10.2	Non-Qualified Stock Option Grant Agreement, dated April 23, 2010, between Marshall Edwards, Inc. and Daniel Gold
99.1	Press Release dated April 26, 2010